Filed Pursuant to Rule 433

Registration No. 333-205684

Issuer Free Writing Prospectus

(To Prospectus dated April 28, 2017,

as supplemented by Supplement No. 1

dated May 17, 2017)

Subject: Meet Our Newest Property!

Hello %%first_name%%,

Rich Uncles is proud to announce yet another property acquisition!

In conjunction with its recent purchase of Williams-Sonoma’s global call center management hub, our National REIT (Rich Uncles NNN REIT, Inc.) has acquired a 41,000 square foot, single-tenant office property leased on a triple net basis to Wyndham Vacation Ownership in Las Vegas, Nevada.

Acquired at a price of $10.9 million, this property operates as a management and administrative center for Wyndham Vacation Ownership, a subsidiary of Wyndham Worldwide Corporation.

[Explore the Property] [Invest Now]

If you have any questions about our Real Estate Investment Trust, or the prospectus, please call us at (855) Rich-Uncles or simply reply to this email.

Sincerely,

Rich Uncles Investor Relations

(855) Rich-Uncles

Rich Uncles NNN REIT, Inc. has filed a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting http://www2.richuncles.com/e/209752/prospectus-nnn/723tn/57013665. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Missouri, Montana, Nevada, New Hampshire, New York, South Carolina, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (http://www2.richuncles.com/e/209752/2017-06-29/723tq/57013665).

Real Estate Investing for Everyone™

WYNDHAM

VACATION OWNERSHIP

Meet the newest addition to Rich Uncles NNN REIT, Inc.’s ever-growing portfolio of commercial property

About The Property

This property operates as a management and administrative center for Wyndham Vacation Ownership, a subsidiary of Wyndham Worldwide Corporation and the world’s largest developer and marketer of flexible, points-based vacation ownership products.

Executive Summary

Take an in-depth look at the document our board of directors reviewed to acquire our latest investment property.

[Review]

Why We Like This Deal

From location to tenant history, learn what makes Wyndham Vacation Ownership's Las Vegas facility an excellent investment property.

OPERATING HISTORY Following a 12-year operating history in this location, Wyndham Vacation Ownership recently reaffirmed its commitment to the property by extending its lease term through 2028.

OUR TENANT

Wyndham Vacation Ownership has developed or acquired 219 vacation ownership resorts throughout the United States, Canada, Mexico, the Caribbean, South America and the South Pacific. Its parent, Wyndham Worldwide Corporation (NYSE: WYN), is one of the largest hospitality companies in the world.

GROWTH POTENTIAL Considered one of Las Vegas’ most affluent neighborhoods, the property’s surrounding community of Summerlin is projecting a 6% increase in population size over the next five years.

REIT Gallery

View additional photos from the Rich Uncles NNN REIT, Inc. portfolio of revenue-producing commercial real estate.

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Wyndham Vacation Ownership, Inc. 10650 W. Charleston Blvd., Las Vegas, NV 89135 MORE INFORMATION (855) Rich-Uncles info@richuncles.com FOLLOW US

Learn More

To learn more about the Rich Uncles NNN REIT, Inc. portfolio of revenue-producing commercial real estate, simply click the link below to schedule a call with an Investor Relations Specialist.

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